                                                                  EXHIBIT 10.3.1

                      EMPLOYMENT AGREEMENT

     This Employment Agreement, dated as of March 1, 1994, is between NORWALK SAVINGS SOCIETY, a mutual savings bank organized and existing under the laws of the State of Connecticut with a headquarters located in Norwalk, Connecticut (the "Bank"), and JEREMIAH T. DORNEY of Wilton, Connecticut ("Executive").

                            RECITALS


     Executive has worked for the Bank for approximately 31 years, most recently as Senior Vice President and Secretary.

     The Bank desires to enter into an Employment Agreement with Executive for several primary reasons: (1) to provide Executive with additional job security, particularly in the event that the Bank experiences a change-of-control; (2) to provide further incentive to Executive in the discharge of his responsibilities to the Bank; (3) to further define Executive's duties and terms of employment; and (4) to obtain certain contractual commitments from Executive not present in the existing, at-will employment arrangement.

     The Executive desires to enter into an Employment Agreement primarily to obtain contractual commitments from the Bank not present in his existing, at-will employment arrangement.

     The Bank and Executive contemplate that the Bank will: (i) disclose to Executive information concerning the Bank's business affairs, including certain confidential information; and (ii) assist Executive in establishing good will and rapport with certain customers of the Bank. The use by Executive of this information, good will and rapport in competing with or in aiding others in competing with the Bank would have a detrimental effect on future profitable operations of the Bank.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties agree as follows:

 1. Term of Employment. The Bank agrees to employ Executive, and Executive agrees to accept employment with the Bank for a term commencing on March 1, 1994 and continuing for a period of three (3) years, unless subsequently extended or sooner terminated as provided in this Agreement (the "Employment Period").

 2.  Duties.

     (a) During the Employment Period, Executive shall perform the duties and exercise the powers relating to the office of Senior Vice President and Secretary (provided such designations may change during the course of the

          Employment Period) as the Bank shall from time to time assign to him. All duties assigned shall be consistent with the customary duties of persons exercising the functions of the above-described offices at a Connecticut-chartered savings bank, and, if the Bank converts from mutual to capital stock form, at a capital stock savings bank.

     (b) During the Employment Period, Executive shall devote his entire business time, best efforts and ability to the business of the Bank, shall faithfully and diligently perform his duties, shall comply in all material respects with the overall policies established by the Board of Directors of the Bank and shall do all that is reasonably in his power to promote, develop and extend the business of the Bank.

 3.  Compensation and Benefits.

     (a)  Salary.   The Bank shall pay Executive as compensation
          for his services during the Employment Period an annual base salary of Eighty-Eight Thousand Six Hundred Dollars
          ($88,600.00).   Salary payments shall be made in equal
          increments consistent with the Bank's standard payroll practices for its officers. The base annual salary shall be reviewed by the Directors each year during the Employment Period and set by the Directors in an amount not less than the prior year's salary; any increase in annual salary may take the form of a contingent increase based upon achievement of articulated personal or corporate goals, or both.

     (b) Expenses. Upon submission of appropriate invoices or vouchers, the Bank shall pay or reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in furthering the business, and in keeping with the policies, of the Bank.

     (c) Vacation. Executive shall be entitled to four (4) weeks paid vacation each contract year, to be taken each year at a time or times as shall be mutually agreed upon by the Bank and Executive and consistent with applicable regulatory requirements. If Executive fails to use all of his vacation time during a particular calendar year, the unused portion shall not be carried over to the subsequent year nor shall he be paid additionally for such unused time.

     (d) Incentive Compensation. The Bank's Board of Directors, in its sole discretion, may authorize the payment of cash incentive compensation to Executive from time to time. Payment of incentive compensation will not set a precedent requiring or suggesting that similar incentive compensation will be paid in the future.

     (e)  Insurance Policies

            i. Term Life Insurance.  During the Employment Period,
               Bank shall provide term life insurance coverage for Executive in such form and amount as is not less favorable than that coverage provided by the Bank to other Bank employees from time to time generally.

           ii. Key Man Insurance. During the Employment Period, Executive shall permit the Bank to insure his life under a policy or policies of life insurance issued by an insurance company or companies selected by the Bank, and to name the Bank as sole beneficiary thereunder. Executive agrees to submit to any physical examinations which may be reasonably required in connection with such policies.

          iii. Disability Insurance.    During the Employment
               Period, Bank shall provide Executive with disability insurance coverage in such form and amount consistent with that provided to other Bank employees generally.

     (f) Benefits. During the Employment Period, Executive shall be entitled to and shall be included in any employee welfare and retirement plan or program of the Bank available generally to its employees and/or officers including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans.

     (g) Stock Plans. During the Employment Period, Executive may be included in any stock incentive or stock compensation plan as the Board of Directors of the Bank may determine.

 4.  Disability.    If during any period in which Executive shall
     have continued to perform his duties as an employee of the Bank, Executive shall incur a total or partial disability (as defined in subparagraph (d) below), then until the earlier of
     (a) 180 days after the date such disability is incurred, or
     (b) the expiration of the term of the Employment Period (either shall be termed the "Disability Period"), the Bank shall pay Executive during the Disability Period on the basis of his then-regular salary (any payments that Executive does or would otherwise receive pursuant to the Bank's disability coverage for employees generally for this period of disability shall be set off against these payments).

     (a) If Executive's total disability shall terminate prior to the expiration of the Employment Period, then Executive shall return to full and active employment with the Bank under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, other than by reason of an event which is not causatively related to his original disability, then Executive shall be deemed to have been continuously disabled from the date he incurred his original disability;

     (b) In the event Executive shall incur a partial disability (as defined in (d) below), then during the period of the partial disability, the compensation to be paid to him in consideration of his services to the Bank shall be equitably adjusted to reflect the time that he is able to devote to the affairs of and the value of the service he is able to impart to the Bank; provided, however, that during the Disability Period, the compensation shall not be less than Executive would have received under this
          Section 4 had he been totally rather than partially disabled (this is to say, he shall receive his then-regular salary for that Disability Period);

     (c) Payments to Executive under this Section 4 shall be reduced by the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained and/or paid for by the Bank;

     (d) As used in this Agreement, the term "total disability" shall mean a disability such that, for physical or mental reasons, Executive is unable to perform substantially his obligations hereunder for the reasonably foreseeable future (not less than 90 days), as determined by the Bank's Board of Directors after considering competent medical evidence. As used in this Agreement, the term "partial disability" shall mean a disability, other than a total disability, such that, for physical or mental reasons, Executive is unable to perform a material portion of his usual duties at the Bank on a full-time basis. As determined by the Bank's Board of Directors after considering competent medical evidence.

 5.  Termination.

     (a)  Termination by Death.    If Executive dies during the
          Employment Period, the Bank's obligations under this Agreement shall terminate immediately and Executive's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation.

     (b)  Termination  With or Without Cause.     This Agreement
          and Executive's employment with the Bank may be terminated for cause at any time upon thirty (30) days advance written notice from the Bank to Executive, which notice shall set forth the facts on which the termination is based. Upon termination, Executive shall be entitled to all arrearages of salary and expenses, but shall not be entitled to further compensation or benefits. As used in this Agreement, and without limitation, "cause" shall include: (i) Executive's conviction by any trial court of any crime involving fraud, embezzlement, theft or dishonesty; (ii) serious willful misconduct by Executive, including personal dishonesty in connection with Bank business or customers or the breach of a fiduciary duty to the Bank or its customers; (iii) the total disability of Executive, as defined in Paragraph 4 above; (iv) any material breach by Executive of this Agreement; or (v) if the Bank's regulatory authorities issue an order removing Executive from his positions at the Bank, or if such regulatory authorities inform the Directors that continuation of Executive in his position at the Bank would constitute an unsafe and unsound banking practice. Executive's employment may be terminated by the Bank without cause at any time, provided that, in such event, Bank shall pay Executive, in one lump-sum payment paid within 30 days after such termination, an amount equal to the higher of the following: (i) that amount which is equal to the aggregate amount of salary payments that would be made to Executive for the remainder of the Employment Period, calculated at the Executive's then annual base salary; or (ii) that amount which is equal to the number of Executive's full years of service to the Bank at the time of termination multiplied by a number derived by dividing his then annual base salary by twenty-six (26). In addition, if Executive is terminated without cause, the Bank shall either continue to carry Executive at no cost to him under the Bank's employee hospital, medical services, dental and other health plans for the remainder of the Employment Period, or, if he is not eligible for continued coverage under such plans, pay the cost of similar coverage for Executive pursuant to COBRA or similar private insurance plans offering comparable coverage. Also, if Executive is terminated without cause, the Bank agrees to provide Executive, at his request, with outplacement services for a period not to exceed one year after the date of termination, provided the Bank's obligation to provide these services shall not exceed a maximum aggregate cost of $25,000. Executive, should he elect to receive such services, agrees to pursue possible employment opportunities diligently and in good faith, and to cooperate in all reasonable respects with the requests and instructions of the outplacement services firm. A termination "without cause" shall mean any termination not satisfying the "cause" criteria specified in this Paragraph 5(b).

     (c) Termination of the Old Arrangement. This Agreement shall supersede any and all terms and conditions of Executive's employment at the Bank that may be assertable by

          Executive pursuant to previous documents, decisions of the Board, custom and practice, or the like.

     (d) Immediate Cessation of Employment. In the event Executive's employment terminates pursuant to subparagraph (b), the Bank may further direct Executive to cease immediately his activities on behalf of the Bank and to discontinue using any of the Bank's facilities; provided, however, that in the event of these directions, the Bank shall continue to provide Executive with salary and other benefits required by this Agreement until the expiration of the notice period set forth in sub-paragraph (b).

     (e) Survival. Anything in this Agreement to the contrary not withstanding, the provisions of Paragraphs 6, 7, 8, 9 and 10 shall survive the termination of Executive's employment with the Bank.

 6.  Non-Competition Agreement.

     (a) Executive absolutely and unconditionally covenants and agrees with the Bank that, from the period commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of his employment as provided for in this Agreement, Executive will not, anywhere in the Restricted Area (as defined in subparagraph (b) below), either directly or indirectly, solely or jointly with any other person or persons (a "Competitor"), as an employee, consultant, or advisor (whether or not engaged in business for profit), or an individual proprietor, partner, shareholder (provided that share ownership of less than 5% of the share voting power shall be permitted), director, officer, joint venturer, investor (provided that such investment will not be a violation if it is limited to less than 5% of the ownership of such entity), lender, or in any other capacity, compete with the business of the Bank (i) as conducted as of the date of execution of this Agreement; or (ii) as conducted during the Employment Period; or
          (iii) as conducted as of the end of the Employment Period; or (iv) as proposed to be conducted by the Bank as of the end of the Employment Period (collectively, the "Business").

     (b) As used in this Section 6: (i) the term "compete" shall mean engaging , participating, or being involved in any respect in the business of banking, or furnishing any aid, assistance or service of any kind to any person in connection with, the Business; (ii) the term "Restricted Area" shall refer to a Competitor which has its home office in Norwalk, or which has a branch or other place of business in Norwalk and where Executive is based or in which he spends the majority of his office time.

     (c) If a court or arbitration panel concludes through appropriate proceedings that Executive has breached the covenant set forth in this Section, the term of the covenant shall be extended for a term equal to the period for which Executive is determined to have breached the covenant.

 7. Covenant Not to Disclose. Executive agrees that, by virtue of the performance of the normal duties of his position with the Bank and by virtue of the relationship of trust and confidence between Executive and the Bank, he possesses and will possess certain data and knowledge of operations of the Bank which are proprietary in nature and confidential.
     Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person(other than the Bank) or use for his own account, any confidential or proprietary record, data, trade secret, price policy, rate structure, personnel policy, method or practice of obtaining or doing business by the Bank, or any other confidential or proprietary information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Bank and whether or not developed, devised or otherwise created in whole or in part by his efforts.
     Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Bank and its successors and assigns.

 8.  Non-Interference Covenant.    Executive covenants and agrees
     that he will not, for a period of one (1) year following the termination of this Agreement, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization: (i) solicit, employ, or otherwise interfere with any of the Bank's contracts or relationships with any employee, officer, director or any independent contractor who is employed by or associated with the Bank at the time of termination of this Agreement; or (ii) actively solicit, or otherwise actively interfere with any of the Bank's contracts or relationships with any independent contractor, customer, client or supplier of the Bank.

 9. Business Materials and Property Disclosure. All written materials, records and documents made by Executive or coming into his possession concerning the business or affairs of the Bank shall be the sole property of the Bank and, upon termination of his employment with the Bank, Executive shall deliver the same to the Bank and shall retain no copies. Executive shall also return to the Bank all other property in his possession owned by the Bank upon termination of his employment.

10. Breach by Executive. It is expressly understood, acknowledged and agreed by Executive that (i) the restrictions contained in Sections 6, 7, 8 and 9 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Bank and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Bank; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Bank may have in the event of any breach of said Sections, the Bank shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections.

11. Change of Control. If during the Employment Period and thereafter (provided the Executive is then a full-time officer of the Bank) there is a "Change of Control" of the Bank, the Executive shall be entitled to receive a severance payment in consideration of services previously rendered to the Bank.
     The severance payment shall be made as a lump sum cash payment as provided for herein, unless the Executive and Bank enter into a new employment agreement within two months after the Change of Control. The amount of such severance payment shall equal three (3) times the Executive's average annual compensation which was payable by the Bank and was includible in the Executive's gross income for federal income tax purposes with respect to the five (5) most recent taxable years ending before the date on which the Change of Control occurs, less one dollar. Payment under this Section 11 shall be in lieu of any amount due or payable to the Executive under
     Sections 3 and 5.   Payment under this Section 11 shall be
     paid in full within 90 days following the date of the Change of Control and shall not be reduced by any compensation which the Executive may receive from other employment with another employer after termination of the Executive's employment with the Bank.

          Notwithstanding any other provision of this Agreement or of any other agreement, understanding or compensation plan, Bank shall not pay, and Executive shall not receive, any payment which would be deemed (taking into account all payments, rights and benefits whether or not under this Agreement) to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, and the amount of the payment hereunder shall be reduced to the extent necessary to ensure that Executive receives no "parachute payment" in connection with such Change of Control.

     (a)  "Change of Control" shall be deemed to have occurred if:

          (1) a Person (as defined below) beneficially owns (i.e. directly, indirectly or acting through one or more other persons owns, controls or has power to vote) 25% or more of any class of voting securities of Bank;

          (2) a Person controls in any manner the election of more than 20% of the directors of Bank; or

          (3) the Board of Directors of Bank determines that a Person directly or indirectly exercises a controlling influence over the management or policies of Bank.

          A "Change of Control" shall be deemed not to have occurred if (A) such event is mandated or directed by a regulatory body having jurisdiction over the Bank's operations; or (B) it occurs pursuant to the terms of a plan for the acquisition of the capital stock of the Bank by a newly formed bank holding company if in the consummation of such plan the shareholders of Bank will receive, pro rata, all of the common stock of such bank holding company; unless, in such conversion, a Person satisfies sub-paragraph (1), (2) or
     (3) above.

          A "Person" shall include a natural person, corporation, or other entity. When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Bank capital stock, such partnership, syndicate or group shall be considered a Person. Beneficial ownership shall be determined under the then current provisions of Securities Exchange Act Rule 13d-3; Reg. Section 240.13d-3, or their successor provision(s).

          This Section 11 shall survive and continue beyond the term of employment set forth in Section 1 for as long as the Executive is a full-time officer of the Bank.

12. Regulatory Restrictions. Notwithstanding any provision to the contrary in this Agreement, the Bank shall not be required under this Agreement to continue Executive in his position(s) at the Bank, or to make any payments to Executive, if the regulatory authorities having jurisdiction over the Bank order the Executive's removal from the Bank, or if such regulations determine that any payment would constitute an illegal "excess parachute" payment under 12 U.S.C. Section 1828(k) and regulations promulgated thereunder, or an "unsafe or unsound banking practice" pursuant to 12 U.S.C. Section 1818(b).

13. Arbitration. Any dispute whatsoever relating to the interpretation, validity or performance of this Agreement, or any other dispute arising out of this Agreement which cannot be resolved by any party upon thirty days' written notice to the other party shall be settled by arbitration in the City of Norwalk, Connecticut, in accordance with the rules then prevailing of the American Arbitration Association, and the judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is the purpose of this Agreement, and the intent of the parties hereto to make the submission to arbitration of any dispute or controversy arising out of this Agreement, as set forth hereinabove, an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

14.  General Provisions.

     (a) All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below. Any party may specify a different address by written notice to the other, in accordance with this Section. All notices shall be deemed to have been given as of the date so delivered or mailed.

          To the Bank

               Norwalk Savings Society
               48 Wall Street
               Norwalk, CT 06852

          To Executive:

               Jeremiah T. Dorney
               11 Blueberry Hill Place
               Wilton, CT  06897

     (b) Except insofar as Executive may be subject to general policies adopted by the Bank from time to time, this Agreement contains the entire agreement between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

     (c) The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (d) This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

     (e) This Agreement shall be binding upon and inure to the benefit of the Bank and Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it shall not be assigned by Executive.

     (f) Each of the parties agrees to execute all further instruments and documents and to take all further action as the other party may reasonably request in order to effectuate the terms and purposes of this Agreement.

     (g) This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     (h) This Agreement shall be construed pursuant to and in accordance with the laws of the State of Connecticut.

     (i) Wherever used in this Agreement, the masculine, feminine and neuter pronouns shall be fully interchangeable, and the singular shall include the plural where the context so requires and vice versa.

     (j) If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                              NORWALK SAVINGS SOCIETY



                              By
                                 Chairman of Board of Directors


                              EXECUTIVE




                              Jeremiah T. Dorney